AMERICAN FINANCIAL GROUP, INC.

EXHIBIT 23 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements and related Prospectuses of American Financial Group, Inc. of our reports dated February 25, 2009, with respect to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of American Financial Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

Registration
Form	Number	Description

S-8	33-58825	Stock Option Plan

S-8	33-58827	Employee Stock Purchase Plan

S-3	333-102567	Dividend Reinvestment Plan

S-8	333-117062	Nonemployee Directors' Compensation Plan

S-8	333-14935	Retirement and Savings Plan

S-8	333-91945	Deferred Compensation Plan

S-8	333-125304	2005 Stock Incentive Plan

S-3	333-132742	Shelf Registration - Debt and Equity Securities

/s/ ERNST & YOUNG LLP
Cincinnati, Ohio
February 25, 2009

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